                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   17  )*
                                         ------

                           The Timberland Company
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                              (Name of Issuer)

                           Class A. Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               887100 10 5
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 887100 10 5                 13G                     Page 2 of 5 Pages

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons
     The Sidney W. Swartz 1982 Family Trust (the "Trust")
     04-649-2001

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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group* (See Instructions)          (b)  /X/
     Judith H. Swartz is the wife of Sidney W. Swartz who owns 4,532,298 shares and is filing a separate Schedule 13G.

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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     United States

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 Number of Shares             (5) Sole Voting Power
 Beneficially                     1,877,739
 Owned by
 Each Reporting              --------------------------------------------------
 Person With:                 (6) Shared Voting Power
                                  Judith H. Swartz is the wife of
                                  Sidney W. Swartz who owns 4,532,298 shares and is filing a separate Schedule 13G.

                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,877,739

                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  Judith H. Swartz is the wife of
                                  Sidney W. Swartz who owns 4,532,298
                                  shares and is filing a separate Schedule 13G.

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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,877,739 (but see response #6 and #8 above)

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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares* (See
     Instructions)        /X/
     The aggregate amount excludes the shares of Sidney W. Swartz

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(11) Percent of Class Represented by Amount in Row (9)
     5.5%

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(12) Type of Reporting Person (See Instructions)
     OO

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                    *See Instructions before filling out!

CUSIP No. 887100 10 5                 13G                     Page 3 of 5 Pages

ITEM 1.

    (a)   NAME OF ISSUER
          The Timberland Company
          ---------------------------------------------------------------------
    (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
          200 Domain Drive, Stratham, NH 03885
          ---------------------------------------------------------------------

ITEM 2.

    (a)   NAME OF PERSON FILING
          The Sidney W. Swartz 1982 Family Trust
          ---------------------------------------------------------------------
    (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
          33 Bradlee Road, Marblehead, MA 01945
          ---------------------------------------------------------------------
    (c)   CITIZENSHIP
          Massachusetts
          ---------------------------------------------------------------------
    (d)   TITLE OF CLASS OF SECURITIES
          Class A Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP NUMBER
          887100 10 5
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

     Not applicable.

ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:
        1,877,739
    ---------------------------------------------------------------------------

    (b) Percent of class:
        5.5%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              1,877,739
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              Judith H. Swartz is the wife of Sidney W. Swartz who owns 4,532,298 shares and is filing a separate Schedule 13G.
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              1,877,739
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              Judith H. Swartz is the wife of Sidney W. Swartz who owns 4,532,298 shares and is filing a separate Schedule 13G.
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    Not applicable.

CUSIP No. 887100 10 5                 13G                     Page 4 of 5 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    See response on Row (2) on page 2 of 5.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

    Not applicable.

ITEM 10. CERTIFICATION

    Not applicable.

CUSIP No. 887100 10 5                 13G                     Page 5 of 5 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 2005                              February 14, 2005
-----------------------------------------      --------------------------------
Date


/s/ Judith H. Swartz                           /s/ John E. Beard
-----------------------------------------      --------------------------------
(Signature) Judith H. Swartz                   (Signature) John E. Beard


February 11, 2005
-----------------------------------------
Date


/s/ Robert N. Shapiro
-----------------------------------------
(Signature) Robert N. Shapiro


Judith H. Swartz, John E. Beard, and
Robert N. Shapiro, Trustees of The
Sidney W. Swartz 1982 Family Trust
-----------------------------------------
(Name/Title)